UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 29, 2013

Date of Report (Date of earliest event reported)

THE PAWS PET COMPANY, INC.

(Exact name of registrant as specified in its charter)

Illinois	333-130446	20-3191557
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

855 El Camino Real, Suite 13A-184, Palo Alto, CA	94301
(Address of Principal Executive Offices)	(Zip Code)

(561) 2746805

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into A Material Definitive Agreement

On October 29, 2013 The PAWS Pet Company Inc. (the “Company”) entered into a Securities Exchange Agreement (the “Agreement”) with Pharmacy Development Corp. (“PDC”) to acquire from PDC, 100% of the issued and outstanding shares of Mesa Pharmacy, Inc. (“MESA”), in exchange for five hundred thousand (500,000) shares of the Company’s Series D Convertible Preferred Stock (the “D Preferred”).

The closing of this transaction will take place, subject to the prior approval of respective boards of directors of both the Company and PDC, automatically on the earlier of the issuance, by the California State Board of Pharmacy, of a permanent Community Pharmacy Site Permit approving the Company as the new owner of MESA or earlier by mutual agreement of the parties. If a site permit is not issued to the Company within a specified period, the Agreement will be null and void.

The Company is also entering into a royalty agreement, by which the Company will pay 5% of MESA’s net revenue, as defined, until the earlier of the company acquires and cancels notes for $6 million issued by PDC through a cash payment or other transaction acceptable to the note holders, or twenty (20) years.

MESA focuses on providing custom compounded non-narcotic, transdermal topical pain medications that are marketed to industrial health physicians and clinics. MESA has developed a series of topical ointments, in different strengths, that provide the pain relief doctors seek.

Upon closing of the transaction, PDC will have the right to appoint three (3) individuals to the Company’s Board of Directors, which will increase the number of board members to seven (7).

The 500,000 shares of D Preferred are convertible into 325 million shares of the Company’s common stock. The holders of a majority of the Company’s Series B Convertible Preferred Stock shares have agreed to vote to reduce the maximum conversion rate thereunder, in order to offset the new D Preferred, on a fully diluted basis.

The above description of the Agreement and the D Preferred are qualified by reference in their entirety to the copies of the Agreement and the Certificate of Designation for the D Preferred annexed as exhibits to this report.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Securities Exchange Agreement dated October 29, 2013
10.2	Certificate of Designation of Series D Convertible Preferred Stock
10.3	Royalty Agreement dated October 29, 2013

SIGNATURE

Pursuant to the requirements of the Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The PAWS Pet Company, Inc.

DATE: October 31, 2013	By:	/s/ Daniel Wiesel
Daniel Wiesel
Chief Executive Officer